EXHIBIT 10.2

AMENDMENT

TO THE

QUANEX CORPORATION

1996 EMPLOYEE STOCK OPTION AND RESTRICTED STOCK PLAN

THIS AGREEMENT by Quanex Corporation (the “Company”),

WITNESSETH:

WHEREAS, the Shareholders approved and the Company maintains the Plan known as the “Quanex Corporation 1996 Employee Stock Option and Restricted Stock Plan” (the “Plan”);

WHEREAS, the Company retained the right in Section 12 of the Plan to amend the Plan from time to time; and

WHEREAS, the directors of the Company have approved resolutions to amend the Plan to extend the term of the Plan from October 10, 2005 to December 31, 2005 and to prohibit the repricing of any award granted from the Plan.

NOW, THEREFORE, effective August 25, 2005, the plan is hereby amended to provide as follows:

1.               Paragraph B of Section 7 of the Plan is amended in its entirety to provide as follows:

B. Option Price.  The price at which shares may be purchased pursuant to an Option, whether it is an Incentive Stock Option or a Non-Incentive Stock Option, shall be not less than the Fair Market Value of the shares of Common Stock on the date the Option is granted.  The Committee in its discretion may provide that the price at which shares may be purchased shall be more than the minimum price required.

Except as provided in or contemplated by Section 7, Paragraph J, the exercise price of an Option granted under the Plan shall not be reduced thereafter and Options shall not be granted under the Plan in consideration for the cancellation of Options previously granted under the Plan at an exercise price that is lower than the exercise price of the Options intended to be cancelled.

2.               Section 16 of the Plan is amended in its entirety to provide as follows:

Section 16. Award Grant Termination.  No Awards shall be granted pursuant to this Amended Plan after December 31, 2005.

Approved by the Board of Directors:  August 25, 2005